Exhibit (a)(5)(B)

MAM Software Announces Preliminary Results of Its Tender Offer

and Closing of Financing

BARNSLEY, England, December 2, 2015 /PRNewswire/ -- MAM Software Group, Inc. (NASDAQ Capital Market: MAMS) (the "Company" or "MAM"), a leading global provider of on-premise and cloud-based business management solutions for the auto parts, tire and vertical distribution industries, announced today the preliminary results of its cash tender offer, which expired at 5:00 P.M., New York City time, on December 1, 2015.

Based on the preliminary count by the depositary for the tender offer, a total of 2,686,183 shares of the Company's common stock were properly tendered and not properly withdrawn in the tender offer.

The tender offer was oversubscribed. In accordance with the terms and conditions of the tender offer, and based on the preliminary count by the depositary, the Company expects to repurchase 2 million shares at $7.50 per share on a pro rata basis, except for tenders of odd lots, which will be accepted in full, for a total cost of $2 million, excluding fees and expenses related to the tender offer. As such, the Company has determined that the preliminary proration factor for the tender offer is approximately 74.5%. The shares expected to be repurchased represent approximately 13.9% of the Company’s common stock outstanding as of December 1, 2015.

The number of shares expected to be purchased in the tender offer and the proration factor referred to above are preliminary and subject to change. The final number of shares to be purchased will be announced following completion of the verification process. Payment for the shares accepted for purchase pursuant to the tender offer, and the return of all other shares tendered and not purchased, will occur promptly thereafter.

Laurel Hill Advisory Group, LLC served as information agent for the tender offer, and Corporate Stock Transfer, Inc. served as the depositary for the tender offer. All inquiries about the tender offer should be directed Laurel Hill Advisory Group, LLC, the information agent for the tender offer, toll-free at (888) 742-1305.

The Company also announced today that it has closed on its secured $12 million credit facility with J.P. Morgan Chase Bank, N.A. The credit facility consists of (1) a $2.5 million senior revolving credit facility and (2) a $9.5 million term loan. Both the Revolver and the Term Loan have a three-year term. The proceeds of the credit facility will be used, among other things, to fund the tender offer and to provide for general corporate purposes.

About MAM Software Group, Inc.

MAM Software is a leading global provider of on-premise and cloud-based business management solutions for the auto parts, tire and vertical distribution industries. The company provides a portfolio of innovative software (SaaS and packaged), data (DaaS), and integration (iPaaS) services that enable businesses to intelligently manage core business processes, control costs and generate new profit opportunities. MAM's integrated platforms provide a wealth of rich functionality including: point-of-sale, inventory, purchasing, reporting, data and e-commerce. Wholesale, retail and installer business across North America, the U.K. and Ireland rely on MAM solutions, backed by dedicated teams of experienced service and support professionals. For further information, please visit http://www.mamsoftware.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including, increased competition; the ability of the Company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:

MAM Software

Brian H. Callahan

Chief Financial Officer

610-336-9045 ext. 240

Hayden IR

James Carbonara

Regional Vice President

james@haydenir.com

646-755-7412